Exhibit 4.66

Share Purchase Agreement

This Share Purchase Agreement (hereinafter referred to as the “Agreement”) is made and entered into by and among the following parties on July 10, 2018 (hereinafter referred to as the “Signing Date”):

1、	Purchasers:

Beijing iQIYI Technology Co., Ltd., a limited liability company incorporated and validly existing under the laws of the People’s Republic of China, with its registered address at 1101, 11th Floor, No. 2, Haidian North First Street, Haidian District, Beijing and its legal representative being Xiaohua GENG. (hereinafter referred to as the “Domestic Purchaser”)

iQIYI, Inc., a company incorporated and validly existing under the laws of the Cayman Islands, with its registered address at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and its authorized signatory being Yu GONG. (hereinafter referred to as the “Overseas Purchaser”, together with the Domestic Purchaser, collectively as the “Purchasers”)

2、	Transferors:

Yunpeng HE, a PRC citizen with ID Card number of ***.

Pu ZHANG, a PRC citizen with ID Card number of ***.

Xingyou ZHOU, a PRC citizen with ID Card number of ***.

Wei DU, a PRC citizen with ID Card number of ***.

Kun MENG, a PRC citizen with ID Card number of ***. (Yunpeng HE, Pu ZHANG, Xingyou ZHOU, Wei DU and Kun MENG are collectively referred to as the “Domestic Transferors” or the “Founders”)

Skymoons (BVI) Group Limited, a company incorporated and validly existing under the BVI laws, with its registered address at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands, and its authorized signatory being Yunpeng HE. (hereinafter referred to as the “Overseas Transferor”, together with the Domestic Transferors, collectively as the “Transferors”)

3、	Target Companies

Chengdu Skymoons Digital Entertainment Co., Ltd., a limited liability company incorporated and validly existing under the laws of the People’s Republic of China, with its registered address at No. 10, 4th Floor, Building 1, No. 20, North Section of Tianfu Avenue, Chengdu High-tech Zone, China (Sichuan) Pilot Free Trade Zone, and its legal representative being Yunpeng HE. (hereinafter referred to as “Chengdu Skymoons”)

Skymoons Inc., a company incorporated and validly existing under the laws of the Cayman Islands, with its registered address at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands, and its authorized signatory being Yunpeng HE. (hereinafter referred to as “Skymoons Cayman”, together with Chengdu Skymoons, collectively as the “Target Companies”)

Transferors, Purchasers and Target Companies are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Target Companies engage in domestic and overseas research, development and operation of online games via onshore and offshore shareholding companies, and the Target Companies hold all onshore and offshore companies listed in Schedule I (the Target Companies and the companies listed in Schedule I (including the Operating Companies in Part 1 and the Non-operating Companies in Part 2) are collectively referred to as the “Group Companies”) to carry out business;

WHEREAS, the Domestic Transferors jointly hold 100% equity in Chengdu Skymoons (hereinafter referred to as the “Domestic Target Shares”); the Overseas Transferor holds 100% issued shares of Skymoons Cayman, i.e. 1 share in total with a par value of USD1 per share (hereinafter referred to as the “Overseas Target Share”, together with the Domestic Target Shares, collectively referred to as the “Target Shares”);

WHEREAS, the Purchasers intend to aquire the Group Companies in its entirety by purchasing the Domestic Target Shares and the Overseas Target Share simultaneously (hereinafter referred to as this “Share Transfer Transaction”), and the Transferors agree to transfer the Target Shares to the Purchasers pursuant to the terms and subject to the conditions herein.

NOW, THEREFORE, the Parties agree as follows through negotiation:

Article 1 General Provisions

1.1	Definitions. Unless otherwise provided herein, the following terms shall have the meaning ascribed to them below:

“EY” refers to Ernst & Young, including its qualified branch offices located throughout the world.

“Share Transfer Transaction” refers to aquiring the Group Companies in its entirety by purchasing the Domestic Target Shares and the Overseas Target Share simultaneously.

“Founders” refer to (1) Yunpeng HE, a PRC citizen with ID Card number of ***; (2) Pu ZHANG, a PRC citizen with ID Card number of ***; (3) Xingyou ZHOU, a PRC citizen with ID Card number of ***; (4) Wei DU, a PRC citizen with ID Card number of ***; and (5) Kun MENG, a PRC citizen with ID Card number of ***.

“Non-operating Companies” refer to the subsidiaries of the Target Companies (each of which is directly or indirectly held by the Target Companies with less than 50% owernship)  and any subsidiary of the Target Companies without any business operation since its incorporation as of the Closing Date.

“AIC Change Registration” refers to the registration or filing with competent authority of industry and commerce in the PRC required for change in registered capital, shareholders, directorship and shareholding structure by the Target Companies to complete the transaction contemplated hereunder.

“Company Parties” refers to the Target Companies, the Transferors and the Founders.

“Share Transfer Consideration” shall have the meaning ascribed to it in Article 2.2 hereof.

“Affiliate” refers to, (i) with respect to any individual, his/her family members (for purpose of this Agreement, mean the children, spouse and parents of such individual) and any other entity directly or indirectly, solely or jointly controlled by such individual and/or his/her family members, and (ii) with respect to any person other than an individual, any other person controlling, controlled by or under common control with such person.   In the

preceding sentence, “Control” refers to holding directly or indirectly at least 50% voting power of the decision-making organization of the controlled Party.

“Key Employees” refer to the employees listed in Schedule II.

“Korean ListCo” refers to SKYMOONS TECHNOLOGY INC. (stock code: 033790.KQ), a company listed on Korean KOSDAQ.

“Shares of Korean ListCo” refer to 3,501,888 shares of the Korean ListCo directly held by Skywinds Technology Co., Ltd., and certain shares and convertible bonds of the Korean ListCo indirectly held by Skywinds Technology Co., Ltd. through the Cayman Fund Company acting as a limited partner.

“Closing Date” shall have the meaning ascribed to it in Article 5.1 hereof.

“Group Companies” refer to the companies listed in Schedule I attached hereto (including the Operating Companies in Part 1 and the Non-operating Companies in Part 2).

“Competition Position” refers to, unless otherwise agreed herein, any role or position in any other entity in the world other than the Target Companies which is engaged in the businesses identical or similar to the those currently or proposed to be conducted by any Group Company, including but not limited to its owner, shareholder, partner, actual controller, director, senior officer, employee, agent and consultant, and excluding the positions in the Subsidiaries and Branches set forth in Item 4 of Schedule IV attached hereto which are disclosed to the Purchasers before Closing.

“Controlled Entities” refer to the Target Companies and the subsidiaries wholly-owned or controlled (with direct or indirect shareholding of more than 50%) by the Target Companies.

“Proposed Exiting Shareholder” refers to Chen CHEN, Xinyu Tiange Investment Management Co., Ltd., Ningbo Meishan Bonded Port Area Hangfeng Investment Management Partnership (Limited Partnership), Chengdu Dingxing Quantum Investment Management Co., Ltd., Hangzhou Huahong Hutai Investment Management Partnership (Limited Partnership), Xinyu Ohm Volume Investment Management Co., Ltd., Shenzhen Huaqi Huirui Investment Management Partnership (Limited Partnership) and Shenzhen Huaqi Huisheng Investment Management Partnership (Limited Partnership).

“Transaction Documents” refer to relevant legal documents entered into by the Parties hereto to specify the rights, obligations, covenants and responsibilities of the Parties, in the transactions provided hereunder, and in the Target Companies upon completion of the transactions provided hereunder.

“Encumbrance” refers to any established encumbrance of any form, which has Material Adverse Effect on the subject or right over which such encumbrance is established, including but not limited to any mortgage, pledge, lien or other restriction of right.

“Tax” refers to any domestic, foreign or other types of enterprise income tax, value-added tax, consumption tax, customs duty, stamp duty, or tax, levy, tax assessment fee or charge of other type (regardless of whether they shall be directly paid or withheld) collected by any tax authoritiy of any country or region, and any interest, fine and surcharge incurred with respect to the Tax or other expenses in connection with the Tax.

“Governmental Authority” refers to the government of any state, province, autonomous region, municipality directly under central government, or other political division, and any entity exercising the executive, legislative, judicial or administrative functions or relevant functions.

“IPRs” refer to all intellectual property rights of any form recognized under applicable laws, including but not limited to trademark, patent (including invention, utility model and design), non-patented technology, know-how, trade secret, copyright, software copyright, service mark, etc.

“Operating Companies” refer to the Target Companies, the subsidiaries wholly-owned and controlled (by a direct or indirect shareholding of more than 50%) by the Target Companies, excluding any subsidiary which has not actually carried out any business since its incorporation.

“Material Adverse Effect” or “Material Adverse Change” refers to: (a) any event, fact, condition, change or effect which is or may be materially adverse to the business, operation, development, operating result, (financial or other) condition, property (including intangible property), assets (including intangible assets), debts or prospect of the company; or (b) any activity, event, fact, condition, change or effect which is or may be materially detrimental to the reputation or the interest under material Transaction Documents of any Party, or the ability of any Party to perform its obligations under material Transaction Documents.

“PRC” refers to the People’s Republic of China, and shall, for the purpose of this Agreement only, exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Main Business” refers to the research, development and operation of online games operating globally, and other relevant supporting business.

1.2	Interpretation. For the purpose of this Agreement, unless otherwise required in the context:

(a)

“Entity” shall be construed to include any individual, corporation, enterprise or other corporate body, governmental authority, the State or national authority, any joint venture, association, partnership or employee representative organization (whether it is an independent legal person or not).

(b)

“Laws”, unless otherwise provided, refer to all laws, regulations, rules, ordinances, judicial interpretations and legally binding guidelines, written opinions, written notice, letters, orders, decrees, or other restrictive rules of any Governmental Authority, within the jurisdiction.

(c)	“Third Party” refers to any entity other than the Parties hereto and the Group Companies.

(d)	“Business Day” refers to any day other than Saturdays, Sundays and legal holidays in the PRC on which banks in the PRC are generally open for business.

(e)

“Day” or “Date” refer to calendar days. However, if any action or obligation is required to be taken or performed on any day other than a Business Day, such action or obligation may be postponed to the immediately next Business Day.

(f)	Reference to any article, section, paragraph or schedule in this Agreement shall, unless otherwise stated, mean the corresponding article, section, paragraph or schedule herein.

(g)	The table of contents and headings of all articles and sections of this Agreement are for reference only, and shall not affect the actual meaning of relevant provisions related thereto.

Article 2 Share Transfer

2.1	Share Transfer. Subject to the terms and conditions provided herein:

(a)

The Transferors and the Target Companies agree to procure Purchasers’ acquisition of one hundred percent (100%) shares of the Target Companies by transfer of shares of the Target Companies held by the Transferors in accordance with the terms and conditions agreed herein, and the Purchasers agree to acquire one hundred percent (100%) shares of the Target Companies by accepting such transferred shares of the Target Companies held by the Transferors in accordance with the terms and conditions hereof. The shares shall be transferred to the Purchasers together with all rights and obligations attached to the shares. Upon completion of the above transfer of shares, the Purchasers shall legally own one hundred percent (100%) shares of the Target Companies and the corresponding shareholder’s rights, and assume the corresponding obligations.

(b)	The Purchasers shall acquire one hundred percent (100%) shares of the Target Companies by:

(i)	Acquiring the Overseas Target Share by the Overseas Purchaser from the Overseas Transferor; and

(ii)	Acquiring the Domestic Target Shares by the Domestic Purchaser from the Domestic Transferors.

(c)	The Transferors undertake that, prior to the closing of the Share Transfer Transaction, the shareholding percentage of the Target Companies is as follows:

(i)	Chengdu Skymoons’s Shareholding Structure

No.	Name of Shareholder	Subscribed Capital (RMB10,000)	Shareholding Percentage (%)
1	Yunpeng HE	210.3600	93.5
2	Pu ZHANG	5.9300	2.64
3	Kun MENG	4.1702	1.85
4	Xingyou ZHOU	4.1702	1.85
5	Wei DU	0.3696	0.16
Total		225.0000	100

(i)	Skymoons Cayman’s Shareholding Structure

No.	Name of Shareholder	Number of Issued Shares (Common Shares)	Shareholding Percentage (%)
1	Skymoons (BVI) Group Limited	1	100
Total			100

(a)	Upon completion of the Share Transfer Transaction, the shareholding percentage of the Target Companies shall be as follows:

(i)	Chengdu Skymoons’s Shareholding Structure

No.	Name of Shareholder	Subscribed Capital (RMB10,000)	Shareholding Percentage (%)
1	Domestic Purchaser	225.0000	100
Total		225.0000	100

(i)	Skymoons Cayman’s Shareholding Structure

No.	Name of Shareholder	Number of Issued Shares (Common Shares)	Shareholding Percentage (%)
1	Overseas Purchaser	1	100
Total			100

2.2	Share Transfer Consideration.

Subject to the terms and conditions set forth herein, the consideration for this share transfer (hereinafter referred to as the “Total Consideration” or “Share Transfer Consideration”) consists of domestic and overseas considerations; wherein, the consideration for the Domestic Target Shares is RMB1.27 billion (in words: RMB One Billion Two Hundred and Seventy Million Yuan) (hereinafter referred to as the “Domestic Consideration”); the consideration for the Overseas Target Share includes the basic consideration and the performance-based consideration.  For reference purpose only, on June 30, 2018 (hereinafter referred to as the “2018 Consideration Base Determination Date”), the reference total consideration for the Overseas Target Share is RMB730 million (in words: RMB Seven Hundred and Thirty Million Yuan) (hereinafter referred to as the “Overseas Consideration”).

Unless otherwise agreed herein, the Parties agree that the basic consideration of the Overseas Consideration is in US dollars equivalent to RMB130 million (in words: RMB One Hundred and Thirty Million Yuan); the performance-based consideration is the product of the consideration basis multiplied by the consideration coefficient. Wherein:

Consideration Basis =	Average Closing Price of one American Depositary Receipt (ADR) of iQIYI, Inc. during the Period of 60 Calendar Days Prior to the Consideration Base Determination Date
Conversion Rate between Class A Common Shares and ADR of iQIYI, Inc.
Consideration Coefficient =	23,777,706
Note: if X Class A Common Shares of iQIYI, Inc. = 1 ADR, then the Conversion Rate between Class A Common Shares of iQIYI, Inc. and ADR is X.

The Overseas Purchaser agrees to pay the overseas basic consideration in cash. The Overseas Purchaser may choose to pay the overseas performance-based consideration in cash or by shares, and the specific payment terms thereof shall be subject to the provisions of Article 2.3 hereof on the payment of Share Transfer Consideration. The Overseas Purchaser shall notify the Transferors of the manner in which it will pay the overseas performance-based consideration in writing before December 31, 2018. If the Overseas Purchaser chooses to pay the overseas performance-based consideration by shares, the Overseas Purchaser shall, after the conditions on performance and operating profits as agreed in Article 2.3(c) hereof are satisfied, issue Class A common shares of iQIYI, Inc. of corresponding quantity to the Overseas Transferor in accordance with the provisions of this Agreement, and register the Overseas Purchaser as the shareholder of iQIYI, Inc., and surrender the original certificate of shares to the Overseas Purchaser. Meanwhile, the Overseas Transferor and the Overseas Purchaser shall enter into a stock restriction and further transfer agreement to specify that the Overseas Transferor must transfer the received stocks to all or any of the shareholders of the Overseas Transferor as designated by the Overseas Transferor and acceptable to the Overseas Purchaser, and the shareholders of the Overseas Transferor accepting such shares shall enter into a restricted stock agreement with the Overseas Purchaser and record the stock restriction information on the register of shareholders and the stock certificate of iQIYI, Inc.

If iQIYI, Inc. makes any stock dividend distribution, stock split or reserve stock split during any performance measurement period, adjustment shall be made to the consideration coefficient accordingly as follows:

(1) In case of stock dividend distribution or stock split

Q＝Q0× (1＋n)

Wherein, Q0 is the consideration coefficient before adjustment; n is the number of stocks increased per stock after conversion of capital reserve into share capital, issue of bonus share or share split; Q is the consideration coefficient after adjustment.

(2) In case of reverse stock split

Q＝Q0× n

Wherein, Q0 is the consideration coefficient before adjustment; n is the reverse stock split percentage (i.e. 1 stock of the Company is reverse split into n stock); Q is the consideration coefficient after adjustment.

2.3	Payment Terms of Share Transfer Consideration.

(a)

The Parties agree that the Share Transfer Consideration will be paid in two installments: the first installment is the Domestic Consideration of RMB1.27 billion (in words: RMB One Billion Two Hundred and Seventy Million Yuan); and the second installment is the Overseas Consideration agreed in Article 2.2 hereof.

(b)	Payment of Domestic Consideration

The Parties agree that, subject to the terms and conditions herein, the Domestic Consideration will be divided into two parts:

	Amount	Remarks
Advance Payment	RMB350 Million (in words: RMB Three Hundred and Fifty Million Yuan)

The Parties agree that, (1) RMB90 Million (in words: RMB Ninety Million Yuan) shall be used by Yunpeng HE to acquire all equities in Chengdu Skymoons held by Chengdu Dingxing Quantum Investment Management Co., Ltd. (hereinafter referred to as “Dingxing Quantum”) and Hangzhou Huahong Hutai Investment Management Partnership (L.P.) (hereinafter referred to as “Hangzhou Huahong”) (hereinafter referred to as “First Tranche of Advance Payment”); (2) RMB260 Million (in words: RMB Two Hundred and Sixty Million Yuan) shall be used to acquire the equities in Chengdu Skymoons held by Hangfeng Fund and Xinyu Tiange (hereinafter referred to as “Second Tranche of Advance Payment”).

Balance of Domestic Consideration	RMB920 Million (in words: RMB Nine Hundred and Twenty Million Yuan)

(i)	Advance Payment

i）

The Domestic Purchaser agrees to deposit RMB350 Million (in words: RMB Three Hundred and Fifty Million Yuan) (hereinafter referred to as the “Advance Payment”) of the Domestic Consideration to the following fund escrow account (hereinafter referred to as the “Escrow Account”) jointly opened by the Domestic Purchaser and Yunpeng HE within two (2) Business Days after Yunpeng HE and all Proposed Exiting Shareholders have entered into the relevant share purchase agreement (hereinafter referred to as the “SPA of Proposed Exiting Shareholder”) and provided the photocopies of all SPAs of Proposed Exiting Shareholder to the Purchasers.

Account Holder:	Beijing iQIYI Technology Co., Ltd.
Account No.:	***
Bank:	China CITIC Bank, Haidian Branch
Specimen Seal Impression:	Exhibit 1 to Account Supervision Agreement
Escrow Rules	Account Escrow Agreement dated June 28, 2018 among the Domestic Purchaser, Yunpeng HE and China CITIC Bank, Head Office, Business Department

After paying the Advance Payment to the Escrow Account, the Domestic Purchaser shall provide the corresponding bank slip to Yunpeng HE: (a) to prove that RMB350 Million (in words: RMB Three Hundred and Fifty Million Yuan) has been deposited in the Escrow Account; and (b) to confirm that such Advance Payment will only be used for Yunpeng HE’s acquisition of the equity in the Target Companies held by the Proposed Exiting Shareholders.

ii）	First Tranche of Advance Payment

After the Advance Payment is deposited in the Escrow Account, the Domestic Purchaser and Yunpeng HE shall jointly instruct the escrow bank to transfer RMB90 Million (in words: RMB Ninety Million Yuan) from the Escrow Account to the account designated by Yunpeng HE, and Yunpeng HE undertakes to immediately pay RMB45 Million (in words: RMB Forty Five Million Yuan) to Dingxing Quantum and RMB45 Million (in words: RMB Forty Five Million Yuan) to Hangzhou Huahong, upon receipt of such payment.

iii）	Second Tranche of Advance Payment

On the date of receipt of the Advance Payment with the Escrow Account, Yunpeng HE,  Ningbo Meishan Bonded Port Area Hangfeng Investment Management Partnership (L.P.) (hereinafter referred to as the “Hangfeng Fund”) and Xinyu Tiange Investment Management Co., Ltd. (hereinafter referred to as the “Xinyu Tiange”) shall enter into an equity pledge agreement to pledge 20% shares in Chengdu Skymoons held by Yunpeng HE to Hangfeng Fund, and pledge 7% shares in Chengdu Skymoons held by Yunpeng HE to the third party designated by Xinyu Tiange, and complete the pledge registration for such equity pledges; Yunpeng HE shall procure all Proposed Exiting Shareholders to complete the equity change registration in full compliance with the SPA of Proposed Exiting Shareholder as soon as possible, and present the written supporting materials thereof to the Domestic Purchaser.

The Parties agree that the Domestic Purchaser shall, within three (3) Business Days upon satisfaction or waiver of the conditions to the payment of the Second Tranche of Advance Payment as set forth in Article 4.1.1 hereof, issue the letter of confirmation of satisfaction of conditions to payment of Second Tranche of Advance Payment to Yunpeng HE, and instruct the bank of Escrow Account to pay the Second Tranche of Advance Payment of RMB260 Million (in words: RMB Two Hundred and Sixty Million Yuan) to the account designated by Yunpeng HE. For the purpose of this Article, Yunpeng HE shall, prior to the payment of the Second Tranche of Advance Payment by the Domestic Purchaser, enter into an irrevocable payment instruction agreement with the Domestic Purchaser (agreement No.: IQ-SK-001, which shall be simultaneously copied to Hangfeng Fund and Xinyu Tiange) in the form acceptable to the Domestic Purchaser, whereby the Domestic Purchaser is expressly instructed to pay RMB90 Million (in words: RMB Ninety Million Yuan) to Xinyu Tiange and RMB170 Million (in words: RMB One Hundred and Seventy Million Yuan) to Hangfeng Fund.

iv）	Refund of Advance Payment

The Parties agree that, after the Purchasers pay the Advance Payment (regardless of paying the First Tranche of Advance Payment only or the Advance Payment in full), if closing of the Share Transfer Transaction does not occur, the Founders undertake to refund the received Advance Payment in full within the time limit required by the Purchasers (including the Advance Payment directly paid by the Domestic Purchaser to the accounts of the Founders, or the Advance Payment paid by the Domestic Purchaser to the accounts designated by the Founders under the Payment Instruction Agreement).

(ii)	Balance of Domestic Consideration

Subject to the terms and conditions herein, after all conditions precedent to the fulfillment of obligations by the Parties hereto as set forth in Article 4.1 (including Article 4.1.1 (Conditions to Payment of Second Tranche of Advance Payment) and Article 4.1.2 (Conditions to Payment of Balance of Domestic Consideration)) are proved to have been satisfied or waived, the balance of Domestic Consideration of RMB920 Million (in words: RMB Nine Hundred and Twenty Million Yuan) shall be paid to the accounts designated by the Domestic Transferors within three (3) Business Days upon the Closing Date, specifically as follows:

Domestic Transferors	Corresponding Consideration (RMB10,000)
Yunpeng HE	89,932.81
Pu ZHANG	852.44
Xingyou ZHOU	511.22
Wei DU	213.80
Kun MENG	489.73

Subject to fulfilment of the conditions precedent agreed herein, the Domestic Purchaser and Yunpeng HE unanimously agree that the Domestic Purchaser will deposit part of the balance of Domestic Consideration (which shall not exceed RMB899,328,100) to the Escrow Account in accordance with the provisions hereof, and expressly instruct that such fund be transferred to Xinyu Tiange and Hangfeng Fund from the Escrow Account pursuant to the payment instruction agreement between the Domestic Purchaser and Yunpeng HE. The remaining balance of Domestic Consideration payable to Yunpeng HE shall be directly paid to the account designated by Yunpeng HE. Yunpeng HE shall, on the date of satisfaction of the conditions to payment or no later than One Business Day before actual payment, inform the Domestic Purchaser in writing of the specific amount required to pay to the Escrow Account.

(c)	Payment of Overseas Consideration

(i)	Terms and Conditions for Payment of Overseas Consideration

Upon completion of the performance measurement conditions listed in the table below by the Group Companies, the Overseas Purchaser shall arrange the payment of corresponding parts of the Overseas Consideration to the Overseas Transferor according to the schedule listed below:

Performance Measurement Period	Specific Intervals of Performance Measurement Period	Performance and Operating Profit Target	If the Overseas Purchaser chooses to pay the overseas performance-based consideration in cash (Assuming that the Closing Date is before July 31, 2018)			If the Overseas Purchaser chooses to pay the overseas performance-based consideration by shares (Assuming that the Closing Date is before July 31, 2018)
			Consideration		Time of Payment in Cash	Consideration		Time of Payment in Cash/Delivery of Stocks
First Performance Measurement Period

If the Closing Date is before July 31, 2018 (inclusive), the First Performance Measurement Period shall be from the Closing Date to June 30, 2019;

If the Closing Date is after July 31, 2018, the First Performance Measurement Period shall be 12 months from the Closing Date (including the Closing Date), or otherwise determined by the Parties upon negotiation.

The performance and operating profit of the Group Companies are no less than RMB100 Million (in words: RMB One Hundred Million Yuan) in total;

The Parties agree that if the actual period of the First Performance Measurement Period is less than one year, when determining whether the performance and operating profit target has achieved, the performance and operating profit of the First Performance Measurement Period shall be re-adjusted per the following formula, i.e. Performance and Operating Profit of the First Performance Measurement Period = (Original) Performance and Operating Profit/Actual Calendar Days in the First Performance Measurement Period * 365.

			a	US dollars equivalent to RMB65 Million	Confirm the performance and operating profit within 30 Business Days after June 30, 2019, and pay within 5 Business Days upon confirmation of achievement of the target.	a	US dollars equivalent to RMB65 Million	Confirm the performance and operating profit within 30 Business Days after June 30, 2019, and pay within 5 Business Days upon confirmation of achievement of the target.
			b	Cash =corresponding Consideration Basis on June 30, 2020 * Consideration Coefficient/2 (Then the Consideration Base Determination Date of 2020 is June 30, 2020)	Within 5 Business Days after June 30, 2020.	b	Class A common shares of IQIYI, Inc. of an amount equal to Consideration Coefficient/2 (such Class A common shares shall be locked up for one year from June 30, 2019)

Confirm the performance and operating profit within 30 Business Days after June 30, 2019, and deliver originals of stock certificates within 5 Business Days upon confirmation of achievement of the target.

Second Performance Measurement Period	12 months after the expiry date of the First Performance Measurement period.	The performance and operating profit of the Group Companies are no less than RMB100 Million (in words: RMB One Hundred Million Yuan) in total.	a	Equivalent US dollars of RMB65 Million	Confirm the performance and operating profit within 30 Business Days after June 30, 2020, and pay within 5 Business Days upon confirmation of achievement of the target.	a	US dollars equivalent to RMB65 Million	Confirm the performance and operating profit within 30 Business Days after June 30, 2020, and pay within 5 Business Days upon confirmation of achievement of the target.

b	Cash = corresponding Consideration Basis on June 30, 2021 * Consideration Coefficient/2 (Then the Consideration Base Determination Date of 2021 is June 30, 2021)	Within 5 Business Days after June 30, 2021.	b	Class A common shares of IQIYI, Inc. of an amount equal to Consideration Coefficient/2 (such Class A common shares shall be locked up for one year from June 30, 2020)

Confirm the performance and operating profit within 30 Business Days after June 30, 2020, and deliver originals of stock certificates within 5 Business Days upon confirmation of achievement of the target.

For the purpose of this Article, the Parties agree that (i) if the performance and operating profit of the Group Companies in the First Performance Measurement Period is less than RMB100 Million (in words: RMB One Hundred Million Yuan) due to business transition, but the cumulative amount of the total performance and operating profit after combining with the second performance measurement period of the Group Companies is no less than RMB200 Million (in words: RMB Two Hundred Million Yuan), or in the event that the actual period of the First Performance Measurement Period is less than one year, the cumulative amount of the performance and operating profit of the First Performance Measurement Period after readjustment per the formula in the table above and the performance and operating profit of the second performance measurement period satisfies the total performance and operating profit compliance condition, the Overseas Transferor shall obtain the Overseas Consideration in full; (ii) in computing Overseas Consideration, the exchange rate between RMB and USD shall be the average middle rate of RMB/USD published by the People’s Bank of China during the 60 calendar days prior to each actual payment date; and (iii) if the Closing Date does not occur before July 31, 2018, the Parties shall otherwise negotiate and enter into a written supplementary instrument on the provisions under this Article (including but not limited to the performance measurement interval, performance and operating profit target achievement standards, content of consideration and payment/delivery time).

(ii)	Performance Calculation Method

The Purchasers and the Transferors shall, within 30 Business Days upon the expiry date of each performance measurement period, calculate and confirm the performance and operating profit of the Group Companies in such performance measurement period.  The Parties may calculate the performance and operating profit of the year and reach consensus by themselves, and further determine the achievement of the performance and operating profit target.  Should the Parties fail to reach consensus, the Purchasers may engage EY to audit the performance and operating profit in such performance measurement period, and the final result shall be subject to the auditor’s report issued by EY.  If EY fails to issue the auditor's report within 90 calendar days upon the expiry date of such performance measurement period, the Transferors may solely engage a qualified accounting firm to audit the performance and operating profit in the performance measurement period, and the Parties shall consent to the auditor’s report issued by such accounting firm.

For the avoidance of doubt, the “performance and operating profit” of the performance measurement period in this Article specifically refers to:

(1)

“Operating Profit” refers to the operating profit in the performance measurement period that is in compliance with the U.S. Generally Acceptable Accounting Rules (US GAAP) and the accounting standards consistent with iQIYI, Inc.’s financial statements prepared in accordance with the US GAAP (*reference may be made to relevant definitions in the Statement of Financial Accounting Concepts No.6 Elements of Financial Statements).  Pursuant to the financial statements of iQIYI, Inc. in its public offering in 2017, the calculation formula is as follows:

Operating Profit / (Loss) = Revenues -Operating costs and expenses,（including cost of revenues, selling, general and administrative, research and development）

(2)	The Parties agree that Performance and Operating Profit = Operating Profit of Group Companies ± Special Adjustment Items, “Special Adjustment Items” refer to
1)

the cumulative operating profit/loss of Quickjoy Network Technology Co.,Ltd (hereinafter referred to as the “QuickSDK”) of no more than RMB5,000,000 in each performance measurement period calculated based on the principles provided in the foregoing paragraph shall be excluded from the impact of operating profit calculation,

2)

45% of the amount of the operating profit of Beijing Fasite Interactive Technology Co., Ltd. (hereinafter referred to as the “Beijing Fasite”) calculated based on the principles provided in the foregoing paragraph shall be deducted from the operating profit calculation,

3)

20% of the amount of the operating profit of Chengdu Xinqi Interactive Entertainment Technology Co., Ltd. (hereinafter referred to as the “Chengdu Xinqi”) and Magic Prime Group Limited (hereinafter referred to as the “Magic Prime”) calculated based on the principles provided in the foregoing paragraph shall be deducted from the operating profit calculation,

4)

25% of the amount of the operating profit of Chengdu SpringGame Technology Co., Ltd. (hereinafter referred to as the “SpringGame”) and Modestmoon Technology Co., Ltd. (hereinafter referred to as the “Modestmoon”) calculated based on the principles provided in the foregoing paragraph shall be deducted from the operating profit calculation,

5)

the amount of the impact of goodwill generated or the new intangible asset assessed in the restructuring process or in the consolidated statements of the Closing Date upon the profit and loss during the performance measurement period shall be excluded,

6)

If any connected transaction, individually or collectively, among the Group Companies and iQIYI, Inc. and all its consolidated companies within any year shall exceed or be expected to exceed USD5,000,000, the connected transactions committee shall decide whether to make any adjustment thereto by unanimous agreement;

for the purpose of this Article, the Parties shall establish the connected transactions committee on the Closing Date, which committee shall consist of three members, with two appointed by the Overseas Purchaser and one appointed by the Overseas Transferor. The Parties agree that the members of the first connected transactions committee are Yu GONG, CEO of iQIYI, Inc., Yunpeng HE, CEO of Group Companies, and Xiaodong WANG, CFO of iQIYI, Inc.; the Overseas Purchaser may replace the member it appoints at any time without interference from other Parties.  The removal or appointment of the member of the connected transactions committee by the Overseas Transferor shall be made with prior written consent of the Overseas Purchaser.  The decisions of the connected transactions committee shall be made by simple majority,

7)

After the Closing Date, the connected transactions committee shall decide whether the impact of any connected transaction among the Group Companies and all of the consolidated companies of iQIYI, Inc. under the US GAAP shall be excluded in the calculation of the performance and operating profit may be decided, and

8)	Other special matters shall be agreed by the Parties unanimously.

2.2	Payment of Taxes.

The Parties shall respectively bear all taxes in connection with the execution, delivery and performance of this Agreement under applicable laws of their jurisdiction. The Target Companies shall assist the Transferors in submitting tax returns.  The Parties agree that the Transferors shall solely declare and pay their taxes incurred under this share transfer in accordance with the provisions hereof, and if the Transferors fail to complete their statutory tax payment obligation in accordance with the provisions of this Agreement, the Purchasers are entitled to withhold and remit taxes in connection with the Share Transfer Consideration to be paid by the Transferors under the laws, and deduct the same from the unpaid Share Transfer Consideration.

Article 3 Representations and Warranties

3.1	Representations and Warranties of the Company Parties.

In order to cause the Purchasers to sign this Agreement, and as part of the consideration for their entry into this Agreement, the Company Parties severally and jointly make the representations and warranties set forth in Schedule III hereto to the Purchasers on the date hereof (with the exception of the matters disclosed in Schedule IV hereto to the corresponding paragraphs of the representations and warranties), which shall be true and accurate when it is made and as of the Closing Date.

3.2	Representations and Warranties of the Purchasers.

The Purchasers represent and warrant to the Company Parties that on the date hereof and the Closing Date:

(a)

Existence and Powers. The Domestic Purchaser is a limited liability company duly incorporated and validly existing under the PRC laws; the Overseas Purchaser is a joint-stock company duly incorporated and validly existing under the laws of the Cayman Islands, and the Purchasers have all necessary powers and authorizations to execute, deliver and perform this Agreement in accordance with their incorporation documents and applicable laws; and

(b)

Binding Effect. This Agreement, once duly executed by the Parties or their authorized representatives and approved by the boards of directors of the Purchasers, constitutes a valid, binding and enforceable legal instrument of the Parties.

Article 4 Closing Conditions

4.1

Conditions Precedent to Payment of Share Transfer Consideration by Purchasers. Unless otherwise agreed herein, prior to satisfaction or express waiver by the Purchasers in writing of the following conditions, Purchasers have no obligation to pay the Share Transfer Consideration:

4.1.1	Conditions to Payment of Second Tranche of Advance Payment:

(a)

All internal and external authorizations, consents and approvals required for the Parties to perform this Share Transfer Transaction (including but not limited to board resolutions/decisions of executive director and resolutions of shareholders on approval of this Share Transfer Transaction, of the Parties) have been obtained and are in effect.

(b)	All material Transaction Documents in connection with this Share Transfer Transaction have been signed by relevant parties, and this Agreement has taken effect.

(c)	The shareholding structure of Chengdu Skymoons has been adjusted to the shareholding structure percentage listed in Article 2.1 (c)(i) hereof.

(d)

The Purchasers and their advisors have completed the financial, business, technical and legal due diligence of the Target Companies, and the results of due diligence are satisfactory to the Purchasers.

(e)

The Target Companies have completed the internal restructuring required to be completed before this Share Transfer Transaction (hereinafter referred to as the “Internal Restructuring”), and the shareholding structure of the Group Companies has been adjusted to the shareholding structure of the Group Companies upon Internal Restructuring as listed in Schedule V hereof, and relevant supporting materials in the form satisfactory to the Purchasers have been provided to the Purchasers. The Internal Restructuring includes:

(i)

The incorporation of the Overseas Transferor and Skymoons Cayman is completed, and the complete registration documents compliant with requirements of the Purchasers (including but not limited to the register of shareholders, register of directors, articles of association and other registration documents of Skymoons Cayman) have been provided to the Purchasers;

(ii)

Skymoons Cayman and Skymoons Digital Entertainment (HK) Co., Ltd. (hereinafter referred to as the “Digital Entertainment HK”) have entered into the share transfer agreement for acquisition of all shares in Skymoons KYIV (a legal entity registered in Ukraine), and the share transfer agreement duly signed by the parties thereto has been provided to the Purchasers;

(iii)

Skymoons Cayman and Skywinds Technology Co., Ltd. (hereinafter referred to as the “Skywinds Technology”) have entered into an agreement for transfer of debts regarding Magic Prime and Modestmoon (including the right to convert debts into equity of corresponding percentage in Magic Prime and Modestmoon, exercising such right to convert debts into equity before the Closing to cause Skymoons Cayman to obtain 80% equity of Magic Prime and 75% equity of Modestmoon, and the supporting materials satisfactory to the Purchasers evidencing the completion of equity transfer and Skymoons Cayman’s becoming the shareholder of 80% equity of Magic Prime and 75% equity of Modestmoon have been provided to the Purchasers;

(iv)

The Target Companies have indirectly transferred Chengdu Skymoons Real Estate Development Co., Ltd. and Chengdu Skymoons Industrial Co., Ltd. by transfer of 100% equity of Tianjin Skymoons Enterprise Management Consulting Co., Ltd. to Chengdu Skymoons Technology Co., Ltd. (hereinafter referred to as the “Chengdu Skymoons Technology”), and such transfer will not have any adverse effect on the future accounts of the Target Companies;

(v)

The Target Companies have transferred all shares they held in Jiaxing Xingkong Pingye Investment Partnership(L.P.), Ningbo Meishan Ningbo Meishan Bonded Port Area Randian Equity Investment Partnership (L.P.) and Ningbo Meishan Bonded Port Area Eggshell Force Investment Center (L.P.) to Chengdu Skymoons Technology, and transferred seven portfolio companies of the three foregoing funds (please see Schedule VI: Project Companies Originally Held by the Funds) to the Target Companies. The Target Companies shall also ensure that the corresponding equity of Fujian Niuniu Network Information Technology Co., Ltd. and Chengdu Qianceng Tower Technology Co., Ltd. shall be held by the Target Companies, and the specific transfer and shareholding percentage of each of such companies shall be subject to the provisions on the shareholding percentage of each Group Company in Schedule I attached hereto.

(vi)	Digital Entertainment HK has waived its right of creditor against Skywinds Technology for an aggregate amount of no more than RMB350 Million.

(vii)

Digital Entertainment HK has transferred all shares in SKYMOONS TECHNOLOGY INC. (stock code: 033790.KQ, hereinafter referred to as the “Korean ListCo”) directly and indirectly held by it (hereinafter referred to as the “Shares of Korean ListCo”) to Guardian (BVI) Group Limited (hereinafter referred to as the “Guardian BVI”) by transfer of 100% equity of Skywinds Technology.

(f)

Key Employees listed in Schedule II have entered into the Labor Contract and the Confidentiality, Non-compete and On-Job Invention Ownership Agreement in the form satisfactory to the Purchasers with the Group Companies.

(g)	The Overseas Transferor and the Overseas Purchaser have entered into the Share Transfer Agreement listed in Exhibit II attached hereto with respect to the transfer of shares of Skymoons Cayman.

(h)

The Domestic Purchaser and the Domestic Transferors have entered into a Share Transfer Agreement listed in Exhibit III attached hereto with respect to the transfer of shares of Chengdu Skymoons for effecting AIC Change Registration procedures.

(i)

The Founders have entered into the Service Agreement listed in Exhibit IV attached hereto, wherein the Founders shall, according to the instructions of the Overseas Purchaser, serve for the Group Companies for no less than three years (hereinafter referred to as the “Service Term”) from the Closing Date.

The Parties agree that if a Founder terminates the employment relationship or service relationship with the Group Companies or is dismissed by the Group Companies for any cause during the Service Term, such Founder is not entitled to receive the overseas performance-based consideration that has not been paid by the Overseas Purchaser in accordance with relevant provisions hereof, and shall refund the transaction consideration to the Purchasers. Founders shall respectively refund the consideration they actually received.

For the avoidance of doubt,

（1）

The term of “consideration actually received” in this Article refers to the consideration respectively received by the Founders in the Share Transfer Transaction, less the corresponding purchase price paid by the Founders respectively for acquiring shares of the Proposed Exiting Shareholder, which is as follows:

Founders	Unit of Domestic Consideration: ( RMB10,000)	Consideration Received upon Satisfaction of Measurement Conditions for the First Performance Measurement Period	Consideration Received upon Satisfaction of Measurement Conditions for the Second Performance Measurement Period
Yunpeng HE	9230.97	79.06%	79.06%
Pu ZHANG	852.44	4.96%	4.96%
Kun MENG	489.73	2.85%	2.85%
Xingyou ZHOU	511.22	2.97%	2.97%
Wei DU	213.80	1.24%	1.24%

（1）

Calculation Method of Refund Amount: Transaction Consideration Actually Received by the Departing Founder (including all cash paid or stocks delivered (if any) domestically and overseas) × Remaining Service Term ÷ Service Term (if the remaining Service Term is less than one year, it shall be calculated as one year).

(j)

The Target Companies have delivered to the Purchasers: (i) all capital verification reports of the Group Members and all relevant notes and schedules thereto issued by the accountants engaged by them from the date of incorporation of the Target Companies, the details of which are set forth under Schedule VIII: List of Financial Reports; (ii) the audited balance sheets of the company for 2016 and 2017 prepared on a consolidated basis under the US GAAP, and the relevant audited income statements and cash flow statements, together with all relevant notes and schedules, and in the absence of audited statements, the management statements shall be provided (hereinafter collectively referred to as the “Financial Statements”); and (iii) true and complete copies of all audited financial reports of the company. The Financial Statements (i) are prepared in accordance with the books and other financial records of the company, (ii) have truly, accurately, completely and fairly reflected the financial condition and operating profit of the company as of and for the period ending the date thereof, (iii) the Group Companies have the controlling power within the consolidated scope (*with reference to US GAAP ASC 810), (iv) are prepared in accordance with the US GAAP as consistent with the company’s past practices, and (v) have incorporated all reconciliations necessary to truly, accurately, completely and fairly reflect the financial conditions and operating profit of the company as of and for the period ending the date thereof.

(k)

The Company Parties have agreed to trailing audit of the game products data of Beijing Fasite from April 6, 2018 to June 30, 2018 to be conducted by the Purchasers, and such data audit result shall satisfy the requirements of the Purchasers on the Closing Date. If there is any unusual data found during such period, the Purchasers may require to adjust the unpaid part of the Share Transfer Consideration or terminate this Share Transfer Transaction.

(l)

The connected transactions committee has been validly established. The connected transactions committee shall consist of three members, two of which shall be appointed by the Overseas Purchaser and one by the Overseas Transferor. The Parties agree that the members of the first connected transactions committee are Yu GONG, CEO of iQIYI, Inc., Yunpeng HE, CEO of Group Companies, and Xiaodong WANG, CFO of iQIYI, Inc.; the specific rules of the connected transactions committee shall be implemented in accordance with working rules of the connected transactions committee or similar document agreed pursuant to relevant provisions hereof and then unanimously agreed upon by the Parties.

(m)	The Group Companies have satisfied the following closing conditions relating to the Group Companies and provided the Purchasers with the supporting materials to the satisfaction of the Purchasers:

(i)

All businesses and relevant IPRs competing with the operation of the Group Companies and held by Chengdu Skymoons Technology and all of its subsidiaries (the details thereof is set forth in Schedule VII: List of IPRs of Chengdu Skymoons Technology To Be Transferred) have been transferred to the Group Companies, and the change registration application for such transfer has been filed with relevant competent IPR registration authority, and the relevant application receipt has been delivered to the Purchasers; and Chengdu Skymoons Technology has granted a permanent, royalty-free, irrevocable and exclusive license to Chengdu Skymoons to use the domain names listed in Schedule VII, and the Parties have entered into a Domain Name License Agreement to the satisfaction of the Purchasers.

(ii)

Chengdu Skymoons has obtained the written consent of the Lessor Chengdu Gaotou Property Co., Ltd. or the Lessor’s engaged manager Chengdu Tianfu Software Park Co., Ltd. on the sublease of the properties located at No.16-25, F13, No.5 Seat, No.2 Building, No.2 Building, E Area, Tianfu Software Park, No.1366 Middle Section of Tianfu Avenue, High-tech Zone, Chengdu to Chengdu Skymoons Network Game Co., Ltd. (hereinafter referred to as “Chengdu Skymoons Network”), Chengdu Skymoons Culture Communication Co., Ltd. (hereinafter referred to as the “Chengdu Skymoons Culture”) and Tianjin Skymoons Technology Co., Ltd. (hereinafter referred to as the “Tianjin Skymoons Technology”);

(iii)

Chengdu Skymoons has entered into a Lease Agreement on the leased property at No. 6-7, 14F, E5 Seat，No.2 Building, Tianfu Software Park with Chengdu Gaotou Property Co., Ltd. or the manager engaged by it, Chengdu Tianfu Software Park Co., Ltd., whereby the said leased property will be leased by Chengdu Skymoons;

(iv)

Digital Entertainment HK has sold the adaptation right to the APB mobile game to Little Orbit LLC, together with the equity of Skymoons Edinburgh Limited (Little Orbit LLC has obtained the IPRs of the APB game from Reloaded Games, INC.);

(v)

Based on the Asset Transfer Agreementthat made by QuickSDK and Chengdu Skymoons Technology, Chengdu Skymoons Technology has transferred all IPRs provided thereunder to QuickSDK and submitted the formal transfer application to the competent IPR registration authority, including the copyright of 3 works and 15 registered trademarks/trademark applications, and the evidence for accepting such application by competent authority in connection with the transfer of such IPRs have been provided to the Purchasers;

(vi)	Digital Entertainment HK has repaid in full the loan of USD8,700,000 to Xiamen International Bank Co., Ltd., Xiamen Branch, and provided the corresponding repayment proof to the Purchasers; and

(vii)

Digital Entertainment HK has obtained the written waiver letter issued by East West Bank Hong Kong Branch (hereinafter referred to as the East West Bank”), confirming that the series of restructuring carried out by Digital Entertainment HK for this Share Transfer Transaction will not constitute breach under relevant credit facility agreement between Digital Entertainment HK and East West Bank.

4.1.2 Conditions to Payment of Balance of Domestic Consideration:

(a)	The conditions to payment of Second Tranche of Advance Payment as set forth in Article 4.1.1 are still satisfied on the Closing Date without any change;

(b)	The representations and warranties of the Company Parties listed in Article 3.1 hereof are true, accurate and complete from the date hereof to the Closing Date.

(c)

The Company Parties have issued a performance certificate to the Purchasers with respect to the provisions of Article 4.1 hereof and other relevant matters, in the form and substance satisfactory to the Purchasers, which can prove that all conditions precedent as set forth in Article 4.1 are proved to be satisfied or waived, and confirm that from the date hereof to the Closing Date, there is neither Material Adverse Change, nor any valid injunction or similar decree which may prohibit or restrict any Party to complete the transaction hereunder.

(d)

The Transferors have changed the shareholders of Skymoons Cayman into the Overseas Purchaser, and directors of Skymoons Cayman have been changed into the individuals designated by the Overseas Purchaser, and the Transferors have delivered the register of shareholders, register of directors and other supporting materials to the satisfaction of the Purchasers, to the Purchasers.

(e)	Ogier Law Firm has issued legal opinions on Cayman laws, in the form satisfactory to the Purchasers, to the Purchasers.

(f)

The AIC Change Registration for this Share Transfer Transaction has been completed, and the Domestic Purchaser has been shown as the registered shareholder of one hundred percent (100%) shares of Chengdu Skymoons in the National Enterprise Credit Information Publicity System, and the shares it holds are free of pledge or Encumbrance of any kind, and the legal representative, directors and supervisors of Chengdu Skymoons have been changed into the relevant persons designated by the Domestic Purchaser. The articles of association of Chengdu Skymoons has been amended into the articles of association listed in Exhibit I attached hereto, and the Domestic Transferors have delivered a new business license to the satisfaction of the Purchasers to the Purchasers.

(a)	Beijing Jingtian&Gongcheng Law Firm Shanghai Office has issued a legal opinion on PRC laws, in the form to the satisfaction of the Purchasers, to the Purchasers.

4.2	Best Efforts of the Company Parties.

From the date hereof to the Closing Date, the Company Parties shall make their best efforts to procure with their respective influence or control all conditions set forth in this Article 4 to be satisfied as early as possible. If, at any time prior to Closing, the Target Companies or the Founders are aware of the following, they shall immediately notify the Purchasers in writing: (i) any fact or circumstance which is in breach of any of the representations and warranties made by the Company Parties; (ii) any material fact or warranty which is untrue or misleading; and (iii) any circumstance which will affect the amount of Share Transfer Consideration of the Purchasers or the Purchasers’ investment decision.

Article 5 Closing, Closing Date and Post-closing Obligations

5.1

Closing. The Closing shall take place on the date when all conditions precedent set forth in Article 4.1 hereof are satisfied and/or expressly waived by relevant parties in writing and the Company Parties have issued the performance certificate, or within other period agreed by the Parties (the date on which the Closing takes place is the “Closing Date”). For the sake of clarity, if the Closing does not take place before August 31, 2018, the Purchasers may terminate this Agreement in accordance with Article 7 hereof.

5.2

Delivery Obligation of Transferors on Closing Date. On the Closing Date, the Company Parties shall provide solid evidence to the Purchasers to prove that the closing conditions specially agreed in Article 4.1.1 (Conditions to Payment of Second Tranche of Advance Payment) and Article 4.1.2 (Conditions to Payment of Balance of Domestic Consideration) hereof have been satisfied, and the Company Parties shall also deliver the following documents to the Purchasers. For the purpose of this Agreement, Items (a) to (c) shall be delivered before the payment of Second Tranche of Advance Payment, so as to prove that the conditions to payment of Second Tranche of Advance Payment set forth in Article 4.1.1 hereof have been satisfied:

(a)	Relevant agreements (if any) duly signed by the Company Parties as a party thereto in connection with this Share Transfer Transaction;

(b)	The Service Agreement signed by the Founders as a party thereto;

(c)

True copies of resolutions duly and validly adopted at the meetings of shareholders and the boards of directors of the Company Parties, to prove their approval of entry into this Share Transfer Transaction and the completion of transactions contemplated under the Transaction Documents, and the execution, delivery and performance of the Transaction Documents to which the Company Parties are a party;

(d)

The certificate of incorporation of Skymoons Cayman, the stock certificate of Skymoons Cayman (showing that the shareholder of Skymoons Cayman is the Overseas Purchaser); register of shareholders of Skymoons Cayman; register of directors of Skymoons Cayman (showing the directors of Skymoons Cayman have been changed to the individuals designated by the Purchasers);

(e)	A legal opinion on Cayman laws in the form satisfactory to the Purchasers;

(f)

The latest business license of Chengdu Skymoons, and the supporting document to prove that the Domestic Purchaser has been showed as the registered shareholder of 100% shares of Chengdu Skymoons in the National Enterprise Credit Information Publicity System, and the said shares held by the Domestic Purchaser are free from pledge and Encumbrance of any other form; the register of shareholders and the shareholder contribution certificate issued by Chengdu Skymoons;

(g)

Supporting document to prove that directors of Chengdu Skymoons appointed by the Purchasers have been showed as registered directors of the company in the National Enterprise Credit Information Publicity System;

(h)

The Performance Certificate signed by the Company Parties on the Closing Date to prove that all closing conditions in Article 4 hereof have been fulfilled, and there is no Material Adverse Change to the Company Parties since the Signing Date; and

(i)	A legal opinion on PRC laws in the form satisfactory to the Purchasers.

5.3	Delivery Obligation of the Purchasers on Closing Date. On the Closing Date, the Purchasers shall deliver to the Transferors:

(a)	Relevant agreements (if any) signed by the Purchasers as a party thereto in connection with this Share Transfer Transaction.

5.4	Post-closing Obligations of Transferors.

(a)

If the Purchasers waive in writing any condition precedent to the Closing set forth in Article 4.1 hereof on or before the Closing Date, the Company Parties shall make their best efforts to procure such condition to be satisfied as soon as possible upon the Closing Date (and no later than three months after the Closing Date).

(b)

Transferors shall assume the tax payment obligation under this Share Transfer, and the Transferors undertake that they shall file tax returns and pay taxes to the competent taxation authorities within the time required under relevant provisions of the Administrative Measures for Individual Income Tax on Capital Gains from Equity Transfer (for Trial Implementation), the Tax Collection and Administration Law of the People’s Republic of China or other applicable laws, or other time limit agreed by the competent taxation authorities, and provide the photocopies of the tax payment certificates to the Purchasers upon completion of the tax payment obligations.

(c)

Within 10 Business Days upon the Closing Date, the Overseas Transferor shall provide a Certificate of Incumbency of Skymoons Cayman issued by the Registry of Companies of Cayman Islands, in which records the shareholder of Skymoons Cayman has been changed to the Overseas Purchaser and the directors have been registered as the individuals designated by the Overseas Purchaser.

(d)

The Group Companies shall, within 10 Business Days as of the Closing Date, complete the preparation of the unaudited balance sheet of the company on a consolidated basis according to the US GAAP as of the Closing Date, and the relevant unaudited income statement from January 1, 2018 to the Closing Date (hereinafter collectively referred to as the “Financial Statements”), and the Financial Statements shall be translated into RMB under the US GAAP (* with reference to the US GAAP ASC 830), and the Founders undertake to cooperate with the Purchasers in auditing and assessing the Financial Statements of the Group Companies as of the Closing Date upon Closing. Founders undertake and warrant that the net adjusted current assets in the balance sheet of the Group Companies prepared on the Closing Date will not be less than RMB20 Million. For the purpose of this Article, it is further agreed that:

i)

The balance sheet of the Group Companies refers to the results after the Target Companies consolidate the balance sheets of Chengdu Skymoons and Skymoons Cayman in accordance with the principle of consolidation of enterprises under common control.

ii)	Net Adjusted Current Assets = Current Assets - All Liabilities + Special Adjustment Items

iii)

Special Adjustment Items refer to: (1) liabilities at fair value (if any) incurred in the process of restructuring; and (2) equity purchase price unpaid to original shareholders of Beijing Fasite as of the Closing Date, and other liabilities in connection with such transaction.

iv)

If the net adjusted current assets are less than RMB20 Million, the downward adjustment to the Overseas Consideration will be made. Downward Adjustment Amount = RMB20 Million - Net Adjusted Current Assets.

(e)

Founders undertake to, within 24 months upon Closing of this Share Transfer Transaction, sell the Shares of Korean ListCo held by Guardian BVI (directly or indirectly) and transferred from Digital Entertainment HK, to the non-affiliated third party recognized by the Purchasers, so that the direct and indirect shareholding of the Founders in the Korean ListCo in total at the expiry of the 24 months upon Closing will not exceed 20% of the issued shares of the Korean ListCo (on a fully diluted basis). The Purchasers shall be entitled, within 24 months upon Closing, to acquire Shares of Korean ListCo at the fixed consideration of RMB300 Million (the Purchasers may also opt to acquire part of the Shares of Korean ListCo, at the purchase price equivalent to the Percentage of Part of Shares of Korean ListCo Proposed to Purchased * RMB300 Million). Founders undertake to notify the Purchasers in writing before any direct or indirect transfer (i) at one time or cumulatively in one month of part of the Shares of Korean ListCo at a transfer price exceeding USD1 Million, or (ii) at one time or cumulatively in one month part of the Shares of Korean ListCo which account for 5% of all shares of the Korean ListCo (on a fully diluted basis), the Purchasers shall have the right of first refusal to purchase all or part of the Shares of Korean ListCo per the price agreed in this Article.

(f)

Chengdu Skymoons shall, within the time limit stipulated by the laws, complete the information update of relevant certificates and permits with respect to the change of its shareholders (including but not limited to the taxation registration certificate, the foreign exchange registration certificate, the Internet Cultural Operation Permit, the Value-added Telecommunication Business Operation Permit, the Software Product Registration Certificate and the Software Enterprise Certificate, and high-tech enterprise certificate).

(g)

If the Purchasers propose to use the consideration stocks of iQIYI, Inc. to pay part of the Overseas Consideration, then the Founders shall solely complete the foreign exchange registration procedures in connection with this Share Transfer Transaction within the time limit required by the laws and in accordance with the requirements of applicable laws and regulations, including but not limited to completing the relevant registration formalities in accordance with the Circular on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents Engaging in Overseas Financing and Investing through Round-Trip Investment via Special Purpose Companies (Hui Fa [2014] No.37) and/or the Circular of the State Administration of Foreign Exchange on Foreign Exchange Administration for Participation in Equity Incentive Plan of Overseas Listing Companies by Domestic Individuals (Hui Fa [2014] No.7), based on the actual conditions.

(h)

The Group Companies shall, within 12 months upon Closing, complete the change registration formalities for all IPRs to be transferred to the Group Companies, and deliver to the Purchasers the supporting documents issued by the relevant competent IPR registration authority upon completion of such change.

(i)

Unless having been known by the Purchasers or expected to be known by the Purchasers in connection with the Internal Restructuring, the Company Parties undertake that all steps of the Internal Restructuring carried out to complete this Share Transfer Transaction for the purpose of this Agreement will not have any adverse effect to the Target Companies upon Closing (including but not limited to any financial, taxation or legal effect).

(j)

The Founders undertake not to, during their direct or indirect holding of equity of the Target Companies or within 2 years after they no longer directly or indirectly hold any equity of the Target Companies, directly or indirectly engage in or participate in any form any business competing with the Group Companies (i.e. business relating to the research, development and release of games), and the Founders may neither directly or indirectly hold any equity, interest or control in any entity which competes or may compete with the business of the Group Companies, nor commit any other act detrimental to the interest of the Target Companies and the Purchasers. Notwithstanding the foregoing, the Purchasers confirm that in respect of the Korean ListCo, Tianjing Changwan Network Technology Co., Ltd., Guangzhou Xiuyou Information Technology Co., Ltd. and Shanghai Jingtuan Technology Co, Ltd., each of which has been expressly indicated by the Transferors included in the existing business structure of the Target Companies but are not included in the scope of acquisition by the Purchasersthe, the Founders may continue to legally hold corresponding equity or interest therein (the specific shareholding thereof is disclosed in details in Section 4 (Subsidiaries and Branches) of Schedule IV: Disclosure Schedule) without participation in the business operation thereof. The Parties confirm that Chengdu Skymoons Xingyun Technology Co., Ltd. (hereinafter referred to as the “Chengdu Xingyun”) shall be acquired in the transaction contemplated hereunder, and the Founders may engage in the game research, development and release within the scope of business of Chengdu Xingyun.

(k)

The Company Parties agree that Chengdu Xingyun shall be acquired in the  transaction contemplated hereunder, provided that the Parties agree not to include it in the shareholding structure of the Group Companies for the time being and the Purchasers shall have the call option, which means that at any time as the Purchasers deem fit, the Purchasers may acquire 80% equity in Chengdu Xingyun held by Chengdu Skymoons Technology through the Target Companies at zero consideration or the minimum consideration permitted by laws. If the Target Companies then need to pay a certain consideration to acquire the said equity of Chengdu Xingyun, such consideration will be deducted from the consideration of this investment (the part of Overseas Consideration).

(l)

Within 6 months upon Closing, after the equity change for Skymoons Cayman’s acquisition of Skymoons KYIV is completed, the register of shareholders of Skymoons KYIV showing that its shareholder has been changed to Skymoons Cayman shall be provided to the Purchasers; and

(m)

Within reasonable time upon Closing, the Controlled Entities shall collect the balance of short-term receivables and the balance of long-term receivables that have been due for more than 2 years as of the Closing Date.

(n)

Upon completion of this Share Transfer Transaction, the Company Parties shall procure the Group Companies to make efforts to complete internal organization and business transition with the Purchasers, including but not limited to:

(i)

Middle- and back-offices of the Group Companies, including but not limited to the finance, legal, administration and HR departments, will be subject to compliance test and centralized management from the Purchasers.

(ii)

In respect of game business development, the Group Companies and the Purchasers will jointly negotiate to decide on game-related investments, which in principle shall be subject to the centralized management by the Purchasers.

(iii)	The OA procedures, employee compensation policies and incentive policies of the Group Companies shall be jointly determined by the Group Companies and the Purchasers upon friendly negotiation.

(o)	Within reasonable time upon completion of this Share Transfer Transaction, the Company Parties shall procure the completion of the following post-closing matters:

(i)

Digital Entertainment HK shall undertake to obtain prior to its  development of the Hawken game the consent from Hawken Entertainment, INC. (or the then actual holder of the IPRs of the Hawken game) on re-license of the adaptation right of such game from Digital Entertainment HK to Tianjin Skymonns Technology;
(ii)

Within 10 Business Days upon Closing, Chengdu Skymoons shall obtain the written consent of the Lessor, Chengdu Gaotou Property Co., Ltd., or the manager engaged by the Lessor, Chengdu Tianfu Software Park Co., Ltd., regarding sublease of the property located at F13, E5 Seat, No.2 Building, No.2 Building, Tianfu Software Park, No.1366 Middle Section of Tianfu Avenue, High-tech Zone, Chengdu to QuickSDK and Chengdu Xinqi Interactive Entertainment.

(iii)

The Group Companies shall, upon Closing, actively prevent the games developed, released or operated by the Group Companies (including but not limited to the Warm-blooded Elf King game) from exposure to any possible IPR infringement risks;

(iv)	The Operating Companies (Schedule I: Part 1: Operating Companies) shall legally pay in full the social insurance contributions and housing provident funds for all employees;
(v)

Tianjin Skymoons Technology shall legally incorporate a subsidiary or branch in Chengdu to, or by other means acceptable to the Purchasers, undertake the original business of Tianjin Skymoons Technology in Chengdu;

(vi)

Tianjin Skymoons Technology shall legally incorporate a subsidiary or branch in Beijing to, or by other means acceptable to the Purchasers, undertake the original business of Tianjin Skymoons Technology in Beijing;

(vii)	SpringGame shall legally incorporate a subsidiary or branch in Guangzhou to, or by other means acceptable to the Purchasers, undertake the original business of SpringGame in Guangzhou; and
(viii)

The Group Companies shall cooperate with the Purchasers to wind down the Non-operating Companies which have not carried out any operation from its incorporation to the Closing Date (Schedule I: Part 2: Non-operating Companies) (the wind-down methods include but not limited to: liquidation, deregistration or transfer to a third party acceptable to the Purchasers).

Article 6 Indemnity

6.1	General Indemnity.

If any Party is under any of the following circumstances which causes loss to other parties (including the losses, damages, claims, costs and expenses (including reasonable attorney’s fee) etc. incurred from such circumstances), the breaching Party shall jointly and severally indemnify all direct losses of the other parties:

(a)	the Closing does not take place due to the fault of the Company Parties;

(b)	any representation or warranty made by the Company Parties under Article 3.1 hereof is untrue or has material omission, or is breached by the Company Parties; or

(c)	any Party fails to perform or duly perform any of its obligations hereunder (including but not limited to its relevant obligations and undertakings under Articles 3 and 5 hereof).

if any Party proves upon Closing that any other Party has breached this Agreement, such Party may demand the breaching Party to fully indemnify against its losses in accordance with the provisions of this Article 6.1.

6.2	Special Indemnity.

(a)

Should the Purchasers suffer losses of any form due to the following matters, which take place before Closing or within the Service Term of the Founders, the Founders and the Transferors shall jointly and severally indemnify the Purchasers, and if the Group Companies suffer relevant loss due thereto, all losses shall be borne by the Founders and the Transferors, and the Founders and the Transferors shall indemnify the Group Companies, and for the purpose of this Article, the Parties agree that if the matter giving rise to the such indemnity takes place before the payment of the Overseas Consideration, the Purchasers may deduct the amount of indemnity from the Overseas Consideration:

(i)

Any loss to the Group Companies due to any dispute between the Company Parties and the Proposed Exiting Shareholder based on any provision in any prior investment agreement or the SPA of Proposed Exiting Shareholder, or any dispute between the Founders and the Proposed Exiting Shareholder;

(ii)

Unless having been known by the Purchasers or expected to be known by the Purchasers in connection with the Internal Restructuring, any loss to the Group Companies upon Closing due to the Internal Restructuring carried out by the Company Parties for the completion of this Share Transfer Transaction;

(iii)

Outstanding taxes and surcharges due and payable from unreasonable transfer pricing between affiliated companies or business and operation activities of the Operating Companies (Schedule I: Part 1: Operating Companies) before the Closing Date;

(iv)

Any loss caused to the Group Companies due to the departure of the Founders (including but not limited to the equity dispute, IPR dispute, dispute arising out of confidentiality and non-compete after the departure of the Founders, etc.), for avoidance of doubt, Founders under this Article shall only assume indemnity liability for losses caused by their own departure, and shall not be jointly and severally liable for losses caused by the departure of other Founders;

(v)

Any loss due to any non-compliance of the Operating Companies (Schedule I: Part 1: Operating Companies) existing before the Closing of this Share Transfer  (including but not limited to loss caused by third party claim, punishment given by competent authority, or otherwise);

(vi)

Loss caused to the Group Companies as a result any recovery or recoupment required by the competent taxation authority due to any taxation preferential policies enjoyed by the Operating Companies (Schedule I: Part 1: Operating Companies) before Closing, or as a result of any claim of breach of contract under any agreement concluded with the Governmental Authority or the competent taxation department before Closing;

(vii)	Loss to the Group Companies due to the failure of the Operating Companies (Schedule I: Part 1: Operating Companies) to obtain the consent of the owner(s) of the premises before sublease;
(viii)

Any loss due to any existing non-compliance undisclosed to the Purchasers by any one of the Non-operating Companies (Schedule I: Part 2: Non-operating Companies) which has not carried out any operation since its incorporation to the Closing Date (including but not limited to loss caused by third party claim, punishment given by competent authority, or otherwise);

(ix)

Any loss caused to the Group Companies or the Purchasers due to any IPR dispute on the mobile games of “Taiji Panda” and “Hua Qian Gu” between Chengdu Skymoons Technology and Suzhou Snail Digital Technology Co., Ltd.;

(x)

Any loss due to the failure of the Operating Companies (Schedule I: Part 1: Operating Companies) to legally pay in full the social insurance contributions and housing provident fund contributions for all employees, including any supplementary payment of the social insurance contributions and the housing provident fund contributions and any fine imposed by the competent authority;

(xi)

Any loss to the Group Companies or the Purchasers resulting from any IPR dispute due to infringement upon the third party copyright by Tianjing Skymoons Technology’s operation of the game of Warm-blooded Elf King;

(xii)	Loss caused to the Group Companies due to any IPR infringement by any game developed, released or operated by the Operating Companies (Schedule I: Part 1: Operating Companies) before Closing; and
(xiii)	Any loss caused to the Group Companies or the Purchasers due to failure of the Transferors to fulfill their tax payment obligations in connection with this Share Transfer according to the laws.

Article 7 Effectiveness and Termination

7.1	Effectiveness. This Agreement shall take effect after the boards of directors of the Purchasers approve this Share Transfer Transaction.

7.2	Termination. This Agreement may be terminated under the following circumstances:

(a)	the Parties agree unanimously in writing to terminate this Agreement;

(b)

before the Closing Date, if any Party materially breaches its obligations hereunder, the non-breaching Party may notify the breaching Party in writing to terminate this Agreement, and demand the breaching Party to compensate for its losses or damages in accordance with the provisions hereof; or

(c)	the Purchasers terminate this Agreement under Article 5.1 hereof.

If this Agreement is terminated pursuant to this Article 7.2, unless otherwise agreed herein, each Party shall have no rights or obligations hereunder; provided, however, that the rights and obligations of each Party accrued as of the date of termination (including the indemnity liability arising out of breach of this Agreement) shall not be affected by the termination of this Agreement.

Article 8 Confidentiality and Non-disclosure

8.1

Confidentiality. The existence, terms and conditions, and schedules and exhibits of this Agreement as well as all subsequent amendments and restatements of this Agreement (including the existence of this Agreement and its exhibits and such amendments and restatements) shall be deemed as Confidential Information, and except for circumstances set forth in Article 8.2 and Article 8.3 hereof or disclosure to a reasonable extent to their respective controlling shareholders, partners, directors, officers, accountants, legal or other advisors, without prior written consent of other Parties, no Party may not (and shall procure any employee of the company not to) disclose such Confidential Information to any third party, provided that any Party may disclose relevant information of this Agreement in accordance with the laws and regulations or the requirements of the competent authority.

8.2

Disclosure. The Parties may, upon Closing, make press release to disclose the investment in the Target Companies by the Purchasers; provided, however, that the press release shall not disclose the specific investment terms and special provisions hereof, and the final draft of the press release shall obtain prior written consent of other parties.

8.3

Statutory Mandatory Disclosure Obligations. If the Company Parties have statutory mandatory obligations (including but not limited to under applicable laws and regulations) or are required by the competent Governmental Authority to disclose any information relating to the Purchasers, or the existence or any term or condition of this Agreement, the Party required to make disclosure shall (i) immediately give a written notice of such fact to other Parties, and at the request of other Parties, make its best efforts to obtain confidential treatment for such information required to be disclosed; (ii) make disclosure only to the extent required; and (iii) provide accurate details of any such disclosure to other Parties.

Article 9 Applicable Laws and Dispute Resolution

9.1	Applicable Laws. This Agreement shall be governed by Hong Kong laws.

9.2

Dispute Resolution. Any dispute, controversy and claim arising out of or in connection with this Agreement shall be first resolved by the Parties through friendly negotiation. Should the negotiation fails, either Party may submit such dispute to Hong Kong International Arbitration Centre (HKIAC) for arbitration in the language of Chinese in accordance with the arbitration rules of HKIAC then in force. The arbitration award shall be final and binding upon the Parties. The arbitration costs shall be borne by the losing Party.

9.3

Continued Performance. During the arbitration proceeding, except for the obligation and matter relating to the dispute under arbitration, the relevant Parties shall continue performing their respective other obligations hereunder.

Article 10 Miscellaneous

10.1

Fees. The relevant intermediary fees incurred by the Purchasers due to this Share Transfer Transaction (including but not limited to attorney’s fee) shall be borne by the Target Companies; and other fees arising out of this Share Transfer Transaction shall be borne as agreed by the Purchasers and the Transferors.

10.2

Binding Force and No Assignment. Except as otherwise explicitly provided in this Agreement and the agreement(s) related to this Share Transfer, no Party may assign any of its rights or obligations hereunder without prior written consent of the other Parties. With respect to all assignments made under this Agreement and the agreement(s) related to this Share Transfer, this Agreement shall be binding upon the successors of the Parties.

10.3

Waiver. Failure or delay in exercising any right, power or privilege hereunder by a Party hereto shall not be deemed as waiver of such right, power or privilege; and any single or partial waiver of the exercise of any right, power or privilege shall not prevent future exercise of such right, power or privilege.

10.4	Amendment. No supplement or amendment to this Agreement shall be effective unless made in a written document signed by the Parties.

10.5

Severability. Where any provision hereof becomes invalid or unenforceable due to any reason (include without limitation, conflict with any mandatory provision of applicable laws), the validity of the remaining provisions shall not be affected. Upon negotiation by the Parties in good faith, such invalid or unenforceable provision may be replaced by a valid and enforceable provision closest to the original intention of the Parities.

10.6

Notice. Any notice, demand and other communication required herein shall be given in writing. If sent by personal delivery, the notice shall be deemed served upon receipt; and if sent by registered mail or certified mail with postage prepaid and required receipt, the notice shall be deemed served three (3) days upon posting. The notice shall be addressed to:

If sent to the Company Parties:
Address:	F14, E5 Building, Tianfu Software Park, No.1366 Tianfu Avenue, High-tech Zone, Chengdu
Postal Code:	610041
Tel:	***
Attn.:	Yunpeng HE
With an electronic copy to the following email: heyunpeng@skymoons.com
If sent to the Purchasers:
Address:	9F, iQIYI Innovation Building, Haidian North No.1 Street, Haidian District, Beijing
Postal Code:	100080
Tel:	***
Attn.:	Yan WANG
With an electronic copy to the following email: wangyan@qiyi.com

Upon a written notice given under this Article 10.6 to other Parties, one Party may change its notice address above.

10.7

Entire Agreement. This Agreement constitutes all understanding of the Parties on the subject matter hereof and supersedes all prior letters of intent, agreements, undertakings, arrangements, communications, representations and/or warranties on the same matter, orally or in writing, of the Parties or their principals, employees or representatives. In addition, for the purpose of AIC Change Registration, the Parties may separately sign a simple version of share transfer agreement according to the main terms and conditions hereof only for the AIC Change Registration of the Share Transfer hereunder, and in case of any inconsistency between such share transfer agreement for AIC Change Registration and this Agreement, this Agreement shall prevail.

10.8

Language and Counterpart. This Agreement shall be made in Chinese in eleven copies, with the Purchasers holding two (2) copies, the Transferors holding seven (7) copies and the Target Companies holding two (2) copies. This Agreement may be signed by the Parties in separate counterpart, and each counterpart so signed shall be deemed as an original instead of a duplicate regardless of how it is delivered. All counterparts signed by the Parties shall constitute one signed agreement.

10.9	Appendix. All shedules and exhibits hereto are integral parts of this Agreement.

(Remainder of this page intentionally left blank; signature pages to follow)

In Witness Whereof, the Parties have executed this Agreement or caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Purchaser:

Beijing iQIYI Technology Co., Ltd. (Seal)
(Company seal: /s/ Beijing iQIYI Technology Co., Ltd.)

By:	/s/ Xiaohua Geng
Authorized Signatory: Xiaohua Geng
Title of Authorized Signatory: Legal Representative

Signature Page

In Witness Whereof, the Parties hereto have executed this Agreement or caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Purchaser:

iQIYI, Inc.

By:	/s/ Yu Gong
Authorized Signatory: Yu Gong
Title of Authorized Signatory: CEO and Director

Signature Page

In Witness Whereof, the Parties hereto have executed this Agreement or caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Transferors:

By:	/s/ Yunpeng He

Yunpeng HE

By:	/s/ Pu Zhang

Pu ZHANG

By:	/s/ Xingyou Zhou

Xingyou Zhou

By:	/s/ Wei Du

Wei DU

By:	/s/ Kun Meng

Kun MENG

Skymoons (BVI) Group Limited

By:	/s/ Yunpeng He
Authorized Signatory: Yunpeng He
Title of Authorized Signatory: Director

Signature Page

In Witness Whereof, the Parties hereto have executed this Agreement or caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Target Companies

Chengdu Skymoons Digital Entertainment Co., Ltd. (Seal)
(Company seal: /s/ Chengdu Skymoons Digital Entertainment Co., Ltd.)

By:	/s/ Yunpeng He
Authorized Signatory: Yunpeng He
Title of Authorized Signatory: Executive Director

Skymoons Inc.

By:	/s/ Yunpeng He
Authorized Signatory: Yunpeng He
Title of Authorized Signatory: Director

Signature Page